Exhibit 99.1

Advent Software Announces Election of Michael Frandsen to Board of Directors

SAN FRANCISCO — May 12, 2014 — Advent Software, Inc. (NASDAQ: ADVS), a leading provider of software and services for the global investment management industry, today announced that the company’s stockholders elected Michael Frandsen as a new member of its Board of Directors at the company’s annual stockholders’ meeting on May 7, 2014. In addition, Advent’s Board of Directors appointed Mr. Frandsen as a member of the Compensation Committee of the Board.  Mr. Frandsen brings vast experience from the technology industry, specifically in SaaS solutions, to Advent’s board.

“I am excited to be joining Advent’s Board of Directors at such an important time in the company’s history,” said Mr. Frandsen.  “As Advent launches its new cloud-based platform, Advent Direct, I’m eager to work with both the Board and executive leadership to help Advent further transform the investment management industry just as it has over the last 30 years.”

Mr. Frandsen is the Senior Vice President of Products at Workday, Inc., a leading provider of enterprise cloud applications for human resources and finance. At Workday, Mr. Frandsen oversees product management, quality assurance, and product delivery. Prior to Workday, Mr. Frandsen was Chief Executive Officer (CEO) at Potenco, a green energy startup. Before Potenco, Mr. Frandsen was CEO at Tradepoint Solutions, a provider of SaaS-based retail promotion management applications. Mr. Frandsen led Tradepoint from delivery of a successful product prototype to the sale of the company to DemandTec in 2006. Preceding Tradepoint, Mr. Frandsen was at PeopleSoft, Inc. for seven years in various leadership roles, including Vice President and general manager of supply chain management. Mr. Frandsen began his career at Andersen Consulting (now Accenture) specializing in software strategy, product planning, development and customer support.

Mr. Frandsen holds a bachelor’s degree in Finance and Information Systems from the University of Colorado.  He is also certified in planning and inventory management and resource management by the American Production and Inventory Control Society.

“Mike Frandsen is a welcome addition to Advent’s Board of Directors and we look forward to his contributions,” said Pete Hess, President and Chief Executive Officer of Advent Software.  “Mike brings to Advent an extensive and distinguished background in the technology industry and we will value his support as we continue to bring innovative software solutions to investment management firms globally.”

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About Advent

Over the last 30 years of industry change, our core mission to help our clients focus on their unique strategies and deliver exceptional investor service has never wavered. With unparalleled precision and ahead-of-the-curve solutions, we’ve helped over 4,300 firms in more than 50 countries — from established global institutions to small start-up practices — to grow their business and thrive. Advent technology helps firms minimize risk, work together seamlessly, and discover new opportunities in a constantly evolving world. Together with our clients, we are shaping the future of investment management. For more information on Advent products visit http://www.advent.com.

Advent, Advent Software, and the Advent and logo composite are registered marks of Advent Software, Inc. All other company names or marks mentioned herein are those of their respective owners.

Media Contact:

Amanda Diamondstein-Cieplinska

Advent Software, Inc.

(415) 645-1668

adiamond@advent.com

Investor Relations Contact:

Justin Ritchie

Advent Software, Inc.

(415) 645-1683

jritchie@advent.com